REMINDER TO VOTE

Participation in the affairs of your Fund does make a difference and your vote is important

A Special Meeting of Shareholders for your Fund will be held on July 16, 2008. Proxy materials providing details of the proposed liquidation of your fund were previously mailed to you. As of this mailing, we have not received your vote. Your prompt attention to voting your shares will eliminate the need for additional mailings and potential telephone solicitation for your vote.

The Trustees of the Fund recommend that the Shareholders of the Fund approve the Plan of Liquidation and Dissolution to terminate the Fund.

Please join many of your fellow shareholders and cast your vote. To cast your vote, simply complete the enclosed proxy card and return it in the postage paid envelope provided. As a matter of convenience, you may cast your vote via the Internet or by telephone. Instructions for casting your vote via the Internet or telephone are printed on the enclosed proxy ballot. Additionally, the required control number for either of these methods is printed on the proxy card. If you choose to cast your vote via the Internet or telephone, there is no need to mail the card.

If you have any questions, please do not hesitate to contact the Morgan Stanley Client Relations Department at 1-800-869-NEWS.

We appreciate your careful and prompt consideration of this matter.